Asset Purchase Agreement

by and among

Thermal Care, Inc.

and

MFRI, INC.,

and

IPEG Acquisition co.

and

IPEG, INC.

Dated as of April 25, 2013

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT, dated as of April 25, 2013, is made by and among Thermal Care, Inc., a Delaware corporation ("Seller"), MFRI, Inc., a Delaware corporation ("Equityholder"), and IPEG Acquisition co., a Delaware corporation ("Purchaser"), and IPEG, Inc., a Delaware corporation ("IPEG").

RECITALS

WHEREAS, Seller manufactures, markets and sells heat transfer equipment for industrial process cooling systems and applications worldwide for and to the following industries: plastics, laser, heat treating, food processing, machine tool, plating/ anodizing, chemical, die casting, optical coating, and printing ("Business");
WHEREAS, the Equityholder owns 1,000 shares of common stock of the Seller which stock represents all of the issued and outstanding capital stock of Seller;
WHEREAS, except for the Excluded Assets (as defined below), Seller desires to sell and transfer the Assets (as defined below) to Purchaser, and Purchaser desires to purchase the same from Seller, subject to the terms and conditions set forth in this Agreement; and
WHEREAS, Equityholder is entering into this Agreement to give to Purchaser, among other things, the benefit of certain representations, warranties, covenants and contractual rights of indemnification upon which Purchaser is relying in consummating the transactions described herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
Article I. Definitions
1.1Definitions. For purposes of this Agreement, certain defined terms used in this Agreement and not specifically defined in context are defined in this Section 1 as follows:
(a)“Affiliate” of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (b) any 50% equityholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
(b)“Agreement” means this Agreement and includes all of the schedules and exhibits attached hereto.
(c)“Bill of Sale” means a Bill of Sale from Seller in the form of Exhibit A attached hereto.
(d)“Business” means the entire business and operations of Seller, as defined in the recitals of this Agreement, taken as a whole.
(e)“Business Day” means any day other than Saturday or Sunday, or a day on which the banking institutions of the State of Delaware are authorized or obligated by Law or executive order to close.
(f)“Closing” means the closing of the purchase and sale of the Assets contemplated by this Agreement on the Closing Date, following satisfaction or waiver of the conditions contained in Article VIII.
(g)“Closing Date” subject to the satisfaction of the conditions set forth herein, means the later of (a) April 30, 2013, or (b) such other date as is mutually acceptable to Purchaser, Seller and Equityholder.
(h)“Code” means the Internal Revenue Code of 1986, as amended.
(i)“Competing Transaction” means any business combination or recapitalization involving the Seller or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, the Seller or any other similar transaction with respect to the Seller involving any Person other than Purchaser or its Affiliates.
(j)“Contract” means any contract, lease, license, purchase order, sales order or other agreement or binding commitment, whether or not in written form.
(k)“Current Assets” shall mean Inventory, Receivables, Prepaid Expenses and other current assets reflected on the form of Working Capital Adjustment Calculation attached as Schedule 4.1 hereto.
(l)“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation or acceleration or a right to receive damages or a payment of penalties.
(m)“Effective Time” means 12:00 a.m., May 1, 2013.
(n)“Employee Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA) and all other qualified and non qualified pension and profit‑sharing, incentive compensation, commission, deferred compensation, vacation, medical, dental, life, disability or other group insurance, severance, salary continuation, death benefit and other benefit or compensation plans, arrangements, agreements and payroll practices maintained by the Seller or to which the Seller is a party or is bound, or with respect to which payments or contributions are required to be made by the Seller, or in respect of which the Seller may otherwise have any liability.
(o)“Encumbrance” means any lien, charge, assessment, liability, agreement, lease, judgment, claim, right, demand, security interest, mortgage, pledge, easement, reservation, restriction, covenant, encumbrance and other exception of any nature whatsoever, but shall exclude liens for current taxes or assessments not yet due or delinquent on the Closing Date and materialmen's, mechanic's, repairman's, employee's, contractor's, operator's and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent as of the Closing Date.
(p)“Environment” means surface waters, groundwaters, soil, subsurface strata and air.
(q)“Environmental Claims” means any and all administrative, regulatory, arbitral or judicial actions, suits, demand letters, claims, liens, notices of non‑compliance or violation, written notice of liability or potential liability, non‑routine investigations, proceedings, consent orders or consent agreements arising under Environmental Law, any Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health as affected by Hazardous Materials or the Environment or any Release of Hazardous Materials, including, without limitation, (a) by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
(r)“Environmental Laws” means (i) any Law relating to the protection of the Environment or management of Hazardous Materials, now in effect, and (ii) any administrative or otherwise binding interpretation thereof, including any unilateral or consensual administrative order, consent decree or judgment specifically applicable to Seller, the Business or Seller Property.
(s)“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations issued under any applicable Environmental Law.
(t)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(u)“Escrow Agent” means First Commonwealth Bank.
(v)“Escrow Agreement” means that certain escrow agreement entered into by and among Purchaser, Seller, Equityholder and Escrow Agent on even date herewith in the form attached hereto as Exhibit B.
(w)“Escrow Amount” shall mean $1,125,000.
(x)“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied.
(y)“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body, contractor, agent or other entity and any court, arbitrator or other tribunal).
(z)“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos‑containing materials, lead‑based paint, urea formaldehyde foam insulation, transformers or other equipment that contain regulated concentrations of polychlorinated biphenyls, and radon gas, and (b) any other chemicals, materials or substances defined or regulated as “pollutant,” “contaminant,” “hazardous,” “toxic” or words of similar import, under any applicable Environmental Law.
(aa)“Historical Financials” means the unaudited balance sheets and statements of income of Seller as of and for the fiscal years ended January 31, 2013, January 31, 2012, and January 31, 2011 attached hereto as Schedule 5.3.
(ab)“Indemnitee” means a party claiming a right of indemnification pursuant to Article IX.

(ac)“Indemnitor” means a party against whom a right of indemnification is claimed pursuant to Article IX.
(ad)“Inventory” means all right, title and interest of Seller with respect to the inventory, including goods held for sale or to be used for service, and raw materials, work in process, or materials used or consumed in the Business.
(ae)“Key Employee” means Tom Benson.
(af)“Latest Balance Sheet” means the unaudited balance sheet of Seller as of March 31, 2013.
(ag)“Law” means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.
(ah)“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, matured or unmatured, known or unknown, due or to become due, liquidated or unliquidated.
(ai)“Losses” means any and all costs, Liabilities, losses, damages (including indirect, special and consequential damages), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnitee.
(aj)“Material Adverse Effect” means a material adverse effect on either (a) the assets, operations, personnel, condition (financial or otherwise) or prospects of Seller, taken as a whole, or (b) Equityholder's, Seller's or Purchaser's or IPEG's (as applicable) ability to consummate the transactions contemplated hereby.
(ak)[Intentionally Omitted].
(al)“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).
(am)“Prepaid Expenses” means any deposits or prepaid expenses directly related to the Assets.
(an)“Proprietary Rights” means the domain name www.thermalcare.com; all fictional business names, trade names, registered and unregistered trademarks, service marks, and applications used by Seller and set forth on Schedule 5.15(c); all Patents and patent applications owned or used by Seller and all inventions and discoveries of Seller that may be patentable; all copyrights of Seller in both published works and unpublished works; and all know‑how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used or licensed by Seller as licensee or licensor; provided, however, the foregoing shall not include trade names of Equityholder or its other Affiliates (e.g., MFRI, Boe-Therm, etc.) or any domain names (other than www.thermalcare.com) used by Equityholder or its Affiliates.
(ao)“Receivables” means all accounts and notes receivable of Seller other than the Seller Retained Receivables, whether or not such accounts and notes receivable are part of any reserve or allowance on the balance sheet of Seller.
(ap)“Release” shall have the meaning given to the term “Release” at 42 U.S.C. 9601(22).
(aq)“Seller's Knowledge” or “to the Knowledge of Seller” or “Known to the Seller” means the actual knowledge of Bradley Mautner, Karl Schmidt, Michael Bennett, Steve Buck, the Key Employee or Charolette Stanton.
(ar)“Seller's Retained Receivables” means those Receivables identified on Schedule 1.1(rr) hereto.
(as)“Seller Property” means any and all material real property owned, leased or otherwise used by the Seller in the Business as of the date hereof, including a portion of the property known as 7720 North Lehigh Avenue, Niles, Illinois 60714.
(at)“Target Working Capital” means $2,446,687.
(au)“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, employee's income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add‑on minimum, estimated or other tax, including any interest, assessments, governmental charges, fines, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.
(av)“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aw)“Third Party Claim” means a claim or demand made by any Person, corporation, governmental authority or other third party against an Indemnitee.
(ax)“Warranty Obligations” means the repair, replacement and service obligations under the warranties on products sold or work performed by Seller prior to the Closing.
1.2Interpretation; Headings. As used in this Agreement, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender, including the neuter gender, shall include all genders, (c) ”including” has the inclusive meaning frequently identified with the phrase “but not limited to” or “including, without limitation” and (d) references to “hereunder” or “herein” relate to this Agreement. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.
Article II. Purchase and Sale
2.1Purchase and Sale. Subject to Section 2.2, at the Closing Seller and Equityholder, as the case may be, shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's assets (except for the Excluded Assets) of every kind and type, tangible or intangible, free and clear of all Encumbrances, including the following (collectively, the “Assets”):
(a)Except as set forth on Schedule 2.2(a), all tangible personal property, equipment, machinery, data processing hardware and software, furniture, furnishings, appliances, vehicles and other tangible personal property of every kind and description and all replacement parts therefor, in each case used in the ordinary course of business (collectively, the “Equipment and Furnishings”), including the items set forth on Schedule 2.1(a);
(b)all Inventory;
(c)all Receivables;
(d)to the full extent transferable by law or applicable contractual provision, all personnel and other records (including hard, electronic and microfiche copies), and all manuals, books and records, including personnel policies, files and manuals, accounting records and computer software;
(e)to the full extent transferable by law or applicable contractual provision, all licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises, together with assignments thereof, if required, and all waivers which it currently has, if any, of any requirements pertaining to such licenses, permits, registrations, certificates, consents, accreditations, approvals and franchises;
(f)all goodwill, and, to the extent assignable by it, all warranties granted to Seller (express or implied) and any and all rights and claims;
(g)all Prepaid Expenses (other than prepaid Taxes);
(h)those Contracts related to the Business listed on Schedule 2.1(h) (referred to herein as the “Assumed Contracts”); and
(i)to the full extent transferable by law or pursuant to applicable contractual provision, all Proprietary Rights owned, leased, licensed or possessed by it and used in the operation of the Business, including the trademark “Thermal Care”, the domain name “www.thermalcare.com”, and the name “Thermal Care, Inc.” and all derivatives thereof.

2.2	Excluded Assets. Seller is not selling and Purchaser is not purchasing or assuming obligations with respect to the following assets of Seller (collectively, the “Excluded Assets”):
a.any of the assets set forth on Schedule 2.2(a);
b.any cash of Seller as of Closing;
c.all Seller Retained Receivables;
d.[Intentionally Omitted];
e.all equity ownership interests of Boe-Therm A/S (“Boe-Therm”) or any assets related exclusively to Boe-Therm, including all rights to the Boe-Therm name;
f.all of the Employee Plans and any assets set aside by Seller to fund any of the Employee Plans (if any); provided, however, that any assets set aside shall be limited to employee elective deferrals and employer non‑elective contributions to any Employee Plan for payroll periods ending prior to the Closing, and, with respect to any self‑insured Employee Plan, claims incurred but not yet reported prior to the Closing;
g.any rights of Seller or Equityholder under this Agreement;

h.all Contracts of the Seller not listed on Schedule 2.1(h), including without limitation, the Contracts listed on Schedule 2.2(h) (collectively, the “Excluded Contracts”);
i.Seller's corporate and financial records, corporate seals, articles, bylaws and minutes;
j.Income Tax Returns relating to the Business and any notes, worksheets, files or documents relating thereto;
k.Claims for and rights to receive Tax refunds with respect to periods before the Closing Date;
l.copies of the records related to the Business which are necessary to the Seller for (i) completion of any of its obligations contemplated by this Agreement and the transactions contemplated thereby, (ii) distribution and payment of the Purchase Price to the Equityholder and certain third parties and the satisfaction of the Excluded Liabilities, (iii) preparation of tax returns and financial statements required by law or regulation, or (iv) records otherwise related in whole or in part to any Excluded Assets, provided that if such records relate in part to the Excluded Assets, and in part to the Assets, then copies of such records shall be provided to Purchaser.

2.3	Assumption of Liabilities.
a.At the Closing, Purchaser will assume and agree to pay, discharge or perform, as the case may be, when due, only (i) the executory obligations, which arise after the Closing Date in the ordinary course of business, under the Assumed Contracts, and (ii) the Liabilities specifically identified on Schedule 2.3(a) hereto (collectively, the “Assumed Liabilities”).
b.Notwithstanding subsection (a) above or any other provision of this Agreement, Purchaser is not assuming under this Agreement any Liability that is not specifically identified as an Assumed Liability in subsection (a) above (collectively, the “Excluded Liabilities”), including, without limitation, any of the following: (i) any and all Liabilities of the Seller or Equityholder arising from or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby; (ii) the Seller Employee Liabilities; (iii) any Tax payable with respect to the Business, the Assets or other properties or assets of the Seller or Equityholder for a period on or prior to the Closing Date, including any Taxes resulting from the transactions contemplated hereby; (iv) any Liabilities of Seller arising under Environmental Laws to the extent arising from any condition in existence on or prior to the Closing Date; (v) any and all Liabilities with respect to worker's compensation claims, regardless of when made or asserted, related to any event, condition, fact or circumstance existing or arising, on or prior to the Closing Date; (vi) any product Liability or similar claim for injury to person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Seller, or alleged to have been made by the Seller, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of the Seller on or prior to the Closing (for purposes of clarification, the Liabilities set forth under this subsentence (vi) are expressly excluded from the definition of “Warranty Obligations” hereunder) ; (vii) Liabilities arising out of or related to any Default by the Seller of any provision of any Contract or under any Law; (viii) Liabilities of the Seller or Equityholder arising out of any administrative sanctions and other administrative proceedings, as well as any threatened fraud and abuse proceedings respecting the Business as it was conducted on or prior to the Closing Date; (ix) any Liabilities with respect to any litigation claims relating to any period on or prior to the Closing Date; (x) any Liabilities arising out of or related to any Employee Plans or Multiemployer Plan; (xi) any Liability under or in connection with any Excluded Assets; (xii) except for Warranty Obligations relating to products sold to MS Aerospace by the Seller, all such other Liabilities arising out of or relating to any transactions or dealings between Seller and MS Aerospace as it relates to MS Aerospace Purchase Order 105330, as identified and further discussed on Schedule 5.20 (the “MS Aerospace Liabilities”), (xiii) any and all damages or losses claimed by State Rubber or its Affiliate relating to operation of the Business prior to the Closing relating to State Rubber Claim No. 800672, as identified and further discussed on Schedule 5.10 (the “State Rubber Liabilities”), and (xiv) any other Liabilities, regardless of when made or asserted, that are not specifically assumed by Purchaser hereunder.

2.4
Non‑Assignable Assets. This Agreement shall not constitute an agreement to transfer, sublease or assign any Asset if any such attempted transfer, sublease or assignment without the consent of any third party would constitute a breach thereof or would in any way materially and adversely affect the rights of Purchaser or the obligations of Seller thereunder following the Closing. Except as otherwise stated herein, Seller shall use commercially reasonable efforts to obtain the consent of any third party or parties to such transfer, sublease or assignment in all cases in which such consent is required; provided, however, Seller shall not be obligated to make any payments to any third parties as a condition to obtaining any such consent. If any such consent is not obtained, or if an attempted assignment would be ineffective or would materially and adversely affect the rights of the Seller or Purchaser thereunder, Seller shall perform such agreement for the account of Purchaser to the extent permitted under the terms thereof or otherwise cooperate with Purchaser in any reasonable arrangement necessary or desirable to provide for Purchaser or its designees the benefits of any such Asset for a reasonable period of time following the Closing Date, including attempting to continue to obtain the consent of the applicable third party enforcement for the benefit of Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach, termination or cancellation of such Asset by such other party or otherwise. Nothing herein shall be deemed to waive or modify the provisions of Section 2.3(b), Article VIII or Article IX hereof

ARTICLE III        RECEIVABLE
3.1Collection of Receivables.
(a)At Closing, Seller will take all appropriate action necessary to vest in Purchaser all right, title and interest in and to the Receivables. Purchaser shall use commercially reasonable efforts to collect the Receivables and until the 360th day following the Closing (the “Collection Deadline”), Seller shall provide such assistance to Purchaser, without charge, as is commercially reasonably necessary to allow Purchaser to collect the Receivables following Closing. Seller agrees to fully cooperate with Purchaser's lenders to establish lockbox accounts and similar arrangements in connection with collection of the Receivables, and execute any and all necessary documents and instruments in connection with such accounts and arrangements. Purchaser agrees to use commercially reasonable efforts to collect, in full, the Receivables. Purchaser shall not agree to accept less than full payment or otherwise settle or forgive any portion of a Receivable without the prior written consent of Seller. From Closing through the Collection Deadline, Purchaser and Seller shall work together to collect any Receivables which are more than sixty (60) days past due, with Purchaser and Seller jointly participating in any collection activities with respect to such past due Receivables. Purchaser agrees to promptly provide without cost to Seller a report of open Receivables from time to time upon the written request of Seller.
(b)For purposes of this Agreement, in the event any amounts are collected following the Effective Time from any Person or an Affiliate of such Person which owes (together with its Affiliates) amounts under more than one Receivable, or one or more receivables relating to the Business which is incurred subsequent to the Closing Date, any amounts so collected shall be applied to the Receivables to which the payment relates, as identified on the payment by invoice number or other identification, or as can be reasonably ascertained by the Purchaser, using good faith efforts, based on the information in Purchaser's possession, and if not specifically identified, or otherwise not reasonably ascertainable, to the longest outstanding Receivable owed by such Person or Affiliate of such Person, as the case may be, and then to the receivable or receivables generated after the Closing Date. IPEG and Purchaser agree that they will not attempt to influence any obligor of any Receivable to specify a Purchaser invoice instead of a Seller invoice.
3.2Collection Target. If, as of the Collection Deadline, the Purchaser shall not have collected one hundred percent (100%) of the Receivables, then Seller shall pay to the Purchaser the amount of such Receivables which have not been collected as of the Collection Deadline less the aggregate amount of the “Allowance for Doubtful Accounts” and “Sales Allowances” set forth on the Closing Balance Sheet (the “Uncollected Receivables”) in exchange for all rights to such Uncollected Receivables; provided, however, that  for a period of four (4) years following the Closing Date, in the event Purchaser or an Affiliate of Purchaser receives any payment required pursuant to this Agreement to be applied to an Uncollected Receivable, Purchaser shall promptly remit such payment to the Seller. The amount of the Uncollected Receivables shall first be satisfied from the Escrow Amount, and the remaining balance, if any shall be paid by Seller to Purchaser concurrent with the assignment of the rights to the Uncollected Receivables which shall occur on the first anniversary of the Closing.

Article IV. Purchase Price.
4.1Purchase Price.
a.Purchase Price. In consideration of the sale, assignment, transfer, conveyance and delivery of the Assets to the Purchaser, and in consideration for the agreements contained herein, including the covenants contained in Sections 7.4 and 7.5, Purchaser shall pay to Seller the amount of $15,000,000, as adjusted pursuant to Section 4.1(c) (the “Purchase Price”) and assume the Assumed Liabilities.
b.Method of Payment. Subject to adjustment pursuant to Section 4.1(c), the Purchase Price shall be paid in the following manner:
i.at the Closing, Purchaser shall deposit with the Escrow Agent the Escrow Amount; and
ii.the balance of the Purchase Price shall be paid in immediately available funds to Seller by wire transfer to such account as designated by Seller in writing, which written designation shall be delivered to Purchaser at least 24 hours prior to Closing.
c.Initial Closing Payment Estimates; Closing Balance Sheet. The Purchase Price shall be subject to adjustment as specified in this Section.
i.Estimated Amounts as of the Initial Closing Date. Seller shall prepare and deliver to Purchaser, at least five (5) Business Days prior to the Closing, a written estimate of the working capital of Seller, excluding cash as of the Effective Time (the “Estimated Working Capital”), which estimate shall be prepared in good faith and on a basis consistent with the preparation of the Historical Financials (the “Estimated Closing Statement”). The Estimated Closing Statement shall be accompanied by a certificate as to the preparation thereof executed by an officer of Seller in form and substance acceptable to Purchaser, acting reasonably. Upon receipt of the Estimated Closing Statement, Purchaser and its representatives shall be given reasonable access to all materials used in the preparation of such statement, including the Seller's books and records. To the extent that (A) the Estimated Working Capital exceeds the Target Working Capital by more than 2.5%, the Purchase Price payable at the Closing (the “Closing Purchase Price”) shall be increased on a dollar for dollar basis in an amount equal to the difference between the Estimated Working Capital and the Target Working Capital, or (B) the Target Working Capital exceeds the Estimated Working Capital by more than 2.5%, the Closing Purchase Price shall be decreased on a dollar for dollar basis in an amount equal to the difference between the Target Working Capital and the Estimated Working Capital (the adjustments set forth in sub‑sentences (A) and (B) above are each referred to herein as an “Adjustment Mechanism”).
ii.Closing Balance Sheet. As promptly as practicable, but in any event within thirty (30) calendar days following the Closing Date, Purchaser shall prepare and deliver to Seller the balance sheet for Seller dated as of the Effective Time (the “Closing Balance Sheet”), and providing a final statement of the working capital as of the Closing Date (the “Final Working Capital Statement”), along with reasonably detailed information demonstrating the calculation of each line item included in said amounts. Such Closing Balance Sheet and Final Working Capital Statement shall be prepared in good faith and on a basis consistent with the Estimated Closing Statement. Purchaser shall cooperate with Seller in the preparation of the Closing Balance Sheet and shall also deliver to Seller, and make available to Seller, copies of such work papers, books and records in Purchaser's direct or indirect possession or control as reasonably requested by Seller that are necessary for and useful to permit Seller to review the accuracy of the Closing Balance Sheet and the Final Working Capital Statement.
iii.Disputes. Subject to this subsection, the Closing Balance Sheet and the Final Working Capital Statement delivered by the Purchaser to Seller shall be deemed to be and shall be final, binding and conclusive on the parties hereto. Seller may dispute any amounts reflected on the Closing Balance Sheet or the Final Working Capital Statement; provided, however, that Seller shall have notified Purchaser in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) days of Purchaser's delivery of the Closing Balance Sheet and Final Working Capital Statement to Seller. In the event of such a dispute, Seller and the Purchaser shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If Seller and Purchaser are unable to reach a resolution with such effect within fifteen (15) Business Days after the receipt by Purchaser of Seller's written notice of dispute, either party may submit the items remaining in dispute for resolution to Baker Tilly's office in Chicago, Illinois, provided that such firm has not provided any services to any party to this Agreement in the last five (5) years (the “Independent Accounting Firm”) for review and resolution, with instructions to complete the review within thirty (30) Business Days after submission. The resolution of such accounting firm shall be conclusive and binding on the parties hereto. Purchaser and Seller shall furnish or cause to be furnished to the Independent Accounting Firm such work papers and other documents and information reasonably related to the disputed issues as the Independent Accounting Firm may reasonably request and as are reasonably available to that party or its agents and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed issues and to discuss the disputed issues with the Independent Accounting Firm. The Independent Accounting

Firm shall be authorized to resolve only those items remaining in dispute between the parties in accordance with this Section 4.1(c), within the range of differences between the position of Purchaser and the position of Seller. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller, on one hand, and Purchaser, on the other hand, in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by Seller or Purchaser, as the case may be (as finally determined by the Independent Accounting Firm), bears to the total amount of such remaining disputed items so submitted.
iv.Purchase Price Final Settlement. The Closing Balance Sheet and the Final Working Capital Statement shall be deemed final for the purposes of this Section 4.1(c) upon the earliest of (i) the failure of Seller to notify the Purchaser in writing of a dispute within fifteen (15) Business Days of Purchaser's delivery of the Closing Balance Sheet and the Final Working Capital Statement to Seller, or (ii) the resolution of all disputes, pursuant to Section 4.1(c)(iii), by Seller and Purchaser or by the Independent Accounting Firm. Within three (3) Business Days after the Closing Balance Sheet and the Final Working Capital Statement are final, the parties shall make a final settlement as follows:
1.The parties shall determine what, if any, adjustment to the Purchase Price would have been made under the Adjustment Mechanism set forth in Section 4.1(c)(1) if the working capital as of the Effective Time, as finally determined pursuant to this Section 4.1, were used in place of the Estimated Working Capital (the Purchase Price, as so adjusted, the “Final Adjusted Purchase Price”);
2.If the Final Adjusted Purchase Price is less than the Closing Purchase Price, the Equityholder shall cause Seller to, and Seller shall, pay to Purchaser an amount equal to the difference, without interest, such payment to be made by wire transfer of immediately available funds to such bank account as Purchaser may designate.
3.If the Final Adjusted Purchase Price is greater than the Closing Purchase Price, Purchaser shall pay to Seller an amount equal to the difference, without interest, such payment to be made by wire transfer of immediately available funds to such bank account as Seller may designate.
v.Working Capital Valuation. For purposes of determining the Actual Working Capital, the Final Working Capital Statement and the Estimated Working Capital, working capital shall be calculated using the form of Working Capital Adjustment Calculation attached as Schedule 4.1 hereto.
4.2Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth in Schedule 4.2 hereto (the “Allocation”). The parties to this Agreement expressly agree that the Allocation shall be used by them for all purposes, including Tax, reimbursement and other purposes. Each party to this Agreement agrees that it will (a) be bound by the Allocation for the purposes of determining any Taxes, (b) report the transaction completed pursuant to this Agreement in accordance with the Allocation, (c) timely complete and file the statement required by IRS Form 8594 consistent with such allocation, provide a copy of such form to the other party hereto and file a copy of such form with their federal income tax returns for the period that includes the Closing Date, and (d) that no such party will take a position inconsistent with the Allocation on any applicable Tax Return in any proceeding before any Governmental Authority except with the prior written consent of the other parties hereto or required by a “determination” (as defined in Code Section 1313). In the event that the Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute will promptly notify the other parties hereto. The parties hereto will discuss the dispute prior to any resolution thereof. Seller, Equityholder and Purchaser acknowledge that the Allocation was determined on an arm's‑length basis upon a good faith determination of the fair market value of the Assets.

Article V. Representations and Warranties of Seller and Equityholder
As a material inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Seller and Equityholder hereby, jointly and severally, represent and warrant to Purchaser as of the date of this Agreement and the Closing Date, unless otherwise specified, as follows:
5.1Organization Qualification and Authority; Capitalization.
a.Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of the Business or the ownership of its properties make such qualification necessary. Seller has the full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on the Business as it is now being conducted. Except for the Equityholder and as set forth on

Schedule 5.1(a) hereto, no other Person or entity owns or holds, has any interest in, whether legal, equitable or beneficial, or has the right to purchase, any capital stock, membership interest or other security of Seller. Seller owns no capital stock, security, interest, or other right, or any option or warrant convertible into the same, of any Person other than Boe Therm A/S. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Seller hereunder. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by the Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of the Seller, Equityholder or any other Person is necessary to authorize the Seller's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of the Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.
b.Equityholder owns all of the capital stock of Seller as set forth on Schedule 5.1(b).
c.Equityholder is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the operation of its business or the ownership of its properties make such qualification necessary. Equityholder has the full power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated, and to carry on its business as it is now being conducted. Equityholder has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Equityholder hereunder, and to take all actions necessary, in its capacity as a stockholder of Seller, to permit or approve the actions of Seller taken in connection with this Agreement. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by the Equityholder, have been duly authorized by all necessary action on the part of Equityholder. Except as set forth on Schedule 5.1(c) hereto no other action, consent or approval on the part of the Equityholder or any other Person is necessary to authorize the Equityholder's due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by Equityholder, upon due execution and delivery thereof, shall constitute the valid and binding obligations of the Equityholder, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.
5.2No Violations. The execution and delivery of this Agreement and the performance by Seller and Equityholder of their respective obligations hereunder (a) do not and will not conflict with or violate any provision of the articles of incorporation, bylaws, shareholders agreement or similar organizational documents of the Seller or Equityholder, and (b) to Seller's Knowledge do not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a Default under, (iii) result in the creation of any Encumbrance upon the capital stock or assets of the Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third party pursuant to, any Law, Contract, order, judgment or decree to which the Seller or Equityholder is subject or by which any of their respective assets are bound.
5.3Financial Statements. Attached as Schedule 5.3 are: (a) Seller's unaudited balance sheet for the fiscal periods ending January 31, 2013, January 31, 2012, and January, 2011, and the related statement of profit or loss for the period then ended, and (b) an unaudited balance sheet for Seller as of March 31, 2013, and the related unaudited statements of income for the period then ended (collectively, the “Financial Statements”). The Financial Statements were prepared in accordance with GAAP (other than the exclusion of a statement of cash flows and financial statement notes required by GAAP, which were not included), consistently applied, and are true and complete and fairly present, in all material respects, the financial condition and the results of profit or loss of Seller as and at the respective dates of and for the periods referred to in such Financial Statements, and which include all adjustments necessary for a fair presentation of the financial condition of Seller. Seller has no material Liabilities that are not either (a) reflected or fully reserved against on the Latest Balance Sheet or incurred in the ordinary course of the Business subsequent to the date of the Latest Balance Sheet or (b) set forth on the disclosure schedules hereto.

5.4Interim Changes. Except as set forth on Schedule 5.4, since the date of the Latest Balance Sheet, there has been no:
a.to the Knowledge of Seller there has been no change in the condition, financial or otherwise, of the Seller which has, or could reasonably be expected to have, a Material Adverse Effect;
b.material loss, damage or destruction of or to any of the material assets of the Seller, whether or not covered by insurance;
c.sale, lease, transfer or other disposition by the Seller of, or mortgages or pledges of or the imposition of any Encumbrance on, any material portion of the Assets (except inventory and equipment held for rent or sale in the ordinary course of business);
d.increase in the compensation payable by Seller to Equityholder or any of Seller's employees, directors, independent contractors or agents, or any increase in, or institution of, any bonus, insurance, pension, profit‑sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, equityholders or independent contractors of Seller other than increases in salaries of employees of the Business in the ordinary course of business consistent with past practice;
e.material adjustment or write‑off of Receivables or reduction in reserves for Receivables outside of the ordinary course of Business or any change in the collection, payment or credit experience or practices of Seller;
f.material change in the Tax or accounting methods or practices employed by Seller or change in depreciation or amortization policies;
g.issuance or sale by the Seller or Equityholder, or any Contract entered into by the Seller or Equityholder, for the issuance or sale of any shares of capital stock, partnership interest or membership interests or securities convertible into or exchangeable for capital stock, partnership interests or membership interests of the Seller;
h.merger, consolidation or similar transaction involving the Seller, or solicitations therefor;
i.to Seller's Knowledge, federal, state or local statutes, rules, regulations, orders or cases adopted, promulgated or decided which has or have (or could be reasonably expected to have) a Material Adverse Effect;
j.strike, work stoppage or other labor dispute adversely affecting the Business;
k.termination, waiver or cancellation of any material rights or claims of the Seller under any Contract;
l.new Contract (or amendment to any existing Contract) obligating the Seller to purchase goods or services for a period of 90 days or more, or any amendment or termination of any Contract or license relating to the Business, or any waiver of material claims or rights of the Seller against third parties other than in the ordinary course of business consistent with past practice;
m.material agreement, arrangement or transaction between the Seller and any Affiliate of Seller;
n.other transaction not in the ordinary course of business and not consistent with past practices of the Business that, individually or in the aggregate, could have a Material Adverse Effect;
o.voluntary termination or resignation by any person with respect to his or her employment, position or engagement with Seller; or
p.commitment with respect to any of the foregoing.
5.5Licenses and Permits.
a.Except as set forth on Schedule 5.5(a), to the Knowledge of Seller, Seller has all material local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary for Seller to operate and conduct the Business as presently conducted, and to occupy the Seller Property, and there do not exist any waivers or exemptions relating thereto. To the best knowledge of Seller, each of the Licenses and Permits are current, valid and enforceable. To the best knowledge of Seller, there is no Default on the part of the Seller or on the part of any other party under any of the Licenses and Permits. Each of the Licenses and Permits are listed on Schedule 5.5(a) hereto and have been made available to Purchaser. To Seller's Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses and Permits. No notices have been received by the Seller or Equityholder with respect to any threatened, pending, or possible revocation, termination, suspension or material limitation of the Licenses and Permits.
b.To Seller's Knowledge, each employee of Seller has all Licenses and Permits necessary for each such employee to perform such employee's designated functions and duties for Seller in connection with conducting the Business, and there exist no waivers or exemptions relating thereto. To Seller's Knowledge, there is no Default under, nor does there exist any grounds for revocation, suspension or limitation of, any such Licenses and Permits.

5.6Real Property.
a.Schedule 5.6 sets forth (i) the street addresses of the Seller Property, which represent the only real property or premises that are owned, leased or utilized in whole or in part by Seller or its Affiliates in the conduct of the Business, (ii) the current owner of the Seller Property, and (iii) any deeds pursuant to which the Seller Property is owned by Seller or its Affiliates. The Seller Property constitutes all the real property utilized or necessary in connection with the Business. Any leases by Seller of the Seller Property are listed on Schedule 5.6. Complete and correct copies of all Seller Property leases (the “Real Property Leases”) have been made available to Purchaser.
b.With respect to all Real Property Leases, (i) each such lease is valid and binding on the Seller, and in full force and effect in all respects and, to the Knowledge of Seller, is valid and binding on the other parties thereto; (ii) the Seller (and, to the Knowledge of Seller, any counterparty thereto) has performed in all material respects all material obligations required to be performed by it to date under each such lease; (iii) Seller has not received a notice of default or termination with respect to any such lease, and to the Knowledge of Seller, (y) Seller is not in Default of any such lease and (z) no event has occurred which (with notice, lapse or time or both) could reasonably be expected to constitute a breach or Default under any of the leases by any party or give any party the right to terminate, accelerate or modify any lease; (iv) there are no Encumbrances on the estate or interest created by any such lease; (v) no lease has been assigned or subleased; (vi) except as set forth on Schedule 5.6(b), no Affiliate of the Seller is the owner or lessor of any of the property leased, subleased or licensed pursuant to the leases; and (vii) Seller quietly enjoys the premises provided for therein.
c.To Seller's Knowledge, except as set forth on Schedule 5.6(c) hereof, there is no violation of any Law (including, without limitation, any building, planning or zoning law) relating to the Seller Property or the use, operation or maintenance of the Seller Property for the purpose of carrying on the Business presently conducted and none of the Seller Property, nor the use, operation or maintenance for the purpose of carrying on the Business as presently conducted encroaches on any property owned by any other Persons, and except as set forth in the Facilities Lease, no material repairs are needed with respect thereto. All existing water, sewer, steam, gas, electricity, telephone and other utilities required for the use, occupancy, operation and maintenance of the Seller Property are adequate for the conduct of the Business as currently conducted. Seller has not leased or subleased any parcel or any portion of any parcel of the Seller Property to any other Person, nor has the Seller assigned its interest under any lease or sublease listed in Schedule 5.6(c) to any third party.
d.There are no condemnation proceedings, expropriation proceedings or eminent domain proceedings of any kind pending or, to Seller's Knowledge, threatened in writing against the Seller Property.
e.To the extent required by law, Seller Property is occupied under a valid and current certificate of occupancy or similar permit.
f.Seller has adequate rights of ingress and egress to the Seller Property for the conduct of the Business as currently conducted.
g.The Seller Property is adequate and suitable for the purpose for which it is presently being used.
h.To Seller's Knowledge, all improvements on the Seller Property constructed by or on behalf of the Seller were constructed in material compliance with all applicable Laws (including, but not limited to, any building, planning or zoning Laws) affecting such property.
i.To Seller's Knowledge, no improvements on the Seller Property and none of the current uses and conditions thereof violate any applicable deed restrictions or other applicable covenants, restrictions, agreements, existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans as modified by any duly issued variances.
j.To Seller's Knowledge, there are no claims, actions, suits, proceedings or investigations, nor any order, decree or judgment, in law or in equity, pending, or to the Seller's Knowledge, threatened or contemplated against, by or affecting Seller or the Seller Property, or its use, occupancy, or value.
k.Except as set forth on Schedule 5.6(k), there are no agreements (written or oral), contracts, leases, warranties or other documents affecting the Seller Property that will, after the Closing Date, in any way be binding upon the Seller, Purchaser or the Seller Property or create any monetary or other obligations to be borne by the Seller or the Purchaser which will result in any lien or claim against the Seller or the Purchaser or the Seller Property.
l.To the Seller's Knowledge, neither the Seller nor the Equityholder has received during the past five years any notice from any governmental agency of any legal requirement or deficiency concerning the Seller Property or any part thereof, nor any notice requiring any work, repairs, construction, or alteration of the Seller Property or any part thereof. To the Seller's Knowledge, there are no hidden or apparent defects in the Seller Property which would interfere with Purchaser's intended use of the Seller Property.
5.7Personal Property.
a.Except as set forth on Schedule 5.7(a), Seller has good and marketable title to its Assets (other than real property, which is covered in Section 5.6 and other than personal property which is leased) free and clear of all Encumbrances.
b.All material machinery, equipment, vehicles and other tangible assets reflected on the Latest Balance Sheet have been maintained in good working condition (normal wear and tear excepted) and are sufficient for the conduct of the Business in the ordinary course of business, as presently conducted.
c.The assets reflected on the Latest Balance Sheet constitute all of the material assets, properties and other rights used, or held for use, in the conduct of the Business, except for those assets acquired or disposed of in the ordinary course of business subsequent to the date of the Latest Balance Sheets. Except as set forth on Schedule 5.7(c), Seller owns or properly leases all the material assets necessary to, and currently utilized in the operation of, the Business. Except as set forth on Schedule 5.7(c) Equityholder does not own any of the assets currently utilized in the Business.
5.8Contracts.
a.Schedule 5.8 hereto sets forth a complete and correct list of all Contracts (other than real property leases) to which the Seller is a party or to which its assets are subject (excluding customary purchase orders in the ordinary course of business) which:
i.contain any provisions which are triggered by or otherwise provide rights to or impose obligations upon a party upon a change of control of the Seller or a sale of assets of the Seller,
ii.involve consideration with a value of $25,000 or more,
iii.will require Seller to purchase or provide goods or services for a period of more than 90 days after the Closing Date and the amount payable by or to Seller after said 90-day period exceeds $25,000,
iv.restrict in any material respect the ability of Seller to conduct any business activities,
v.provide for noncompetition agreements, or restrict Seller from engaging in the Business in any location,
vi.relate to the hiring or leasing of employees, or hiring of consultants or contractors, which are not in the ordinary course of business,
vii.relate to the Assets which involve any Affiliate of Seller, except as set forth on Schedule 5.7(c);
viii.relate to the actual or potential acquisition or sale of any capital stock, other equity securities, indebtedness or assets of any operating business or any contract or option for the purchase of any asset, tangible or intangible, other than in the ordinary course of business, or
ix.are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement.
b.Seller is not in material breach of any Contract set forth on Schedule 5.8, nor, to Seller's Knowledge, is any third party in material breach of any such Contract, and no event has occurred which, with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under the Contracts. To Seller's Knowledge, each Contract is legal, valid, binding and in full force and effect. True and complete copies of all agreements set forth on Schedule 5.8 will be delivered to or made available to Purchaser prior to Closing.
5.9Environmental and Safety Matters. Except as disclosed on Schedule 5.9:
a.Seller has obtained all Environmental Permits that are required in connection with the operation of the Business under applicable Environmental Laws, except for such failure to obtain Environmental Permits as would not reasonably be expected to result in material liability to the Business.
b.Seller is, in compliance in all material respects with applicable Environmental Laws and with all terms and conditions of the Environmental Permits.
c.There are no pending or, to Seller's Knowledge, threatened Environmental Claims with respect to the Seller, Business or the Seller Property. No facts existing on or prior to the Closing Date are Known to Seller which could reasonably be expected to result in material liability to Seller or the Business under Environmental Law.
d.To the Knowledge of Seller, the execution and delivery of this Agreement shall not result in the imposition of any obligations on the Seller or the Business for investigation or cleanup of the Seller Properties under

Environmental Law.
e.The Seller has made available to Purchaser, complete copies of all material environmental audits and assessments related to the Seller Properties and the operation of the Business that are in its possession or reasonable control.
5.10Litigation. Except as set forth on Schedule 5.10, Seller has not received written notice of any violation in any material respect of any Law or order of any Governmental Authority related to the Business (including, but not limited to, legislation and regulations applicable to the Business, environmental protection, civil rights, public health and safety and occupational health) for the last three (3) years. Except as set forth on Schedule 5.10 hereto (which constitute Excluded Liabilities), there are no lawsuits, proceedings, actions, arbitrations, investigations (governmental or otherwise) Known to Seller, claims, inquiries or proceedings pending or, to Seller's Knowledge, threatened involving the Seller, or any of the Assets or the Business.
5.11Employees. Schedule 5.11 hereto sets forth: (a) a complete list of all employees, and their respective rates of pay, of Seller, (b) a summary of any and all fringe benefits and personnel policies, (c) the hiring dates and job titles of each such Person, (d) categorization of each such Person as a full‑time or part‑time employee and (e) whether any such Person has a written employment agreement. For purposes of this Section, “part‑time employee” means an employee who is employed for an average of fewer than 20 hours per week or who has been employed for fewer than six of the 12 months preceding the date on which notice is required pursuant to the “Worker Adjustment and Retraining Notification Act,” 29 U.S.C. Section 2102 et seq. (“WARN”). Except as set forth on Schedule 5.11, Seller does not have written employment agreements with its respective employees and all such employees are employed on an “at will” basis.
5.12Labor Relations.
a.Except as set forth in Schedule 5.12, Seller is not a party to any labor Contract, collective bargaining agreement, Contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization, nor are any of its employees represented by any labor union or organization, and the transactions contemplated by this Agreement will not cause a termination or renegotiation of, or trigger any rights or result in a default under, any such agreement. Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining agreement or similar contract, commitment or arrangement and there are no grievances outstanding or, to Seller's Knowledge, threatened against the Seller under any such agreement or contract.
b.Except as described in Schedule 5.12, (i) there is no pending or, to Seller's Knowledge, threatened labor dispute, work stoppage, unfair labor practice charge, strike, slowdowns, administrative or court proceeding or order between the Seller and any present or former employee(s), labor unions or employment applicant(s) of the Seller, (ii) there is no pending or, to Seller's Knowledge, threatened suit, action, investigation or claim between the Seller and any present or former employee(s), labor unions or employment applicant(s) of the Seller, and (iii) there has not been any labor union organizing activity at any location of the Seller, or elsewhere, with respect to any employees of the Seller within the last three years. Seller has complied in all respects with immigration and naturalization laws in connection with the employment of the Seller's work force.
c.Except as set forth on Schedule 5.12 hereto, no Person or party (including any governmental agency) has asserted, or, to Seller's Knowledge, has threatened to assert, any claim for any action or proceeding, against the Seller (or any officer, director, employee or agent of the Seller) arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the National Labor Relations Act, the Labor‑Management Relations Act, the Family and Medical Leave Act, or any applicable state Laws).
d.Except as described in Schedule 5.12, Seller is in compliance with all applicable Laws, relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority or is holding for payment not yet due to such governmental authority all amounts required to be withheld from employees of Seller, and, to Seller's Knowledge, Seller is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.
e.Except as described in Schedule 5.12, Seller does not have any liability or obligation for unemployment or workers' compensation benefits or liability arising out of wrongful discharge, sexual harassment, employment discrimination or unfair labor practices.

5.13Insurance. Seller has in effect and has continuously maintained insurance coverage for all of its operations, personnel and assets such insurance as Seller deemed reasonably necessary in the conduct of the Business. A complete and accurate list of all such insurance policies is set forth in Schedule 5.13 hereto, which policies have previously been provided or made available to Purchaser. Schedule 5.13 also sets forth a summary of the Seller's current insurance coverage (listing type, carrier and limits), and includes a list of any pending insurance claims relating to the Seller. The insurance policies listed in Schedule 5.13 are in full force and effect, all premiums for such policies have been paid, and Seller has not received notice of cancellation or a notice of an intent to cancel for any such policies. To Seller's Knowledge, Seller is not in Default or breach with respect to any provision contained in any such insurance policies, nor has the Seller failed to give any notice or to present any claim thereunder in due and timely fashion. To Seller's Knowledge, no event has occurred which limits or impairs the rights of the Seller under any such insurance policies.
5.14Receivables. Schedule 5.14 identifies all Receivables on an aged basis by account debtor as of the close of business on April 19, 2013. To Seller's Knowledge, all of the Receivables are (i) fully collectible (subject to balance sheet reserves) and represent a bona fide sale of goods or services made in the ordinary course of business, and (ii) amounts owed which are not subject to any claim or reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor owing such amount.
5.15Proprietary Rights.
a.No proceedings are pending, to Seller's Knowledge, threatened which challenge the validity, enforceability, ownership or use by Seller or Equityholder of any the Proprietary Rights. Neither Seller nor Equityholder has licensed anyone to use any such Proprietary Rights and, to Seller's Knowledge, no Person is infringing upon any such Proprietary Rights. Seller and/or Equityholder, as the case may be, owns or possesses adequate and enforceable licenses or other rights to use all Proprietary Rights used by Seller in the Business.
b.Seller owns the Proprietary Rights, free and clear of all Encumbrances, other than the lien of Bank of America, N.A.
c.Schedule 5.15(c) contains materially accurate particulars of the Proprietary Rights.
(d)    Except as set forth on Schedule 5.15(d), the Proprietary Rights are not the subject of outstanding or to Seller's Knowledge, threatened disputes, claims or proceedings for cancellation, revocation, opposition, interference, rectification or contested ownership.
d.Except as set forth on Schedule 5.15(e), no license, Encumbrance or right of any kind in or to the Proprietary Rights has ever been granted with respect thereto.
e.All annuities and/or maintenance fees with respect to the Proprietary Rights have been paid through the date hereof.
5.16Motor Vehicles. All motor vehicles used in the Business, whether owned or leased, are set forth on Schedule 5.16. All such vehicles are properly licensed and registered in accordance with applicable Law.
5.17Employee Benefits Matters.
a.Schedule 5.17(a) sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and any other pension plans or employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, stock option or stock purchase arrangements or policies) sponsored, maintained, or contributed to, by or for the benefit of the Seller or any trade or business (whether or not incorporated) which is treated with the Seller as a single employer under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) for the benefit of any current or former employee of the Seller or under which the Seller may have any present or future obligation or liability (such plans are collectively referred to as the “Benefit Plans”). Except as disclosed in Schedule 5.17(a), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including, without limitation, severance, retention bonus or golden parachute) becoming due to any director, employee, or independent contractor of the Seller, (ii)  increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any benefit.
b.Except with respect to the benefit plan set forth on Schedule 5.17(b), neither the Seller nor any current or former ERISA Affiliate had within the period commencing January 1, 2007 maintained, sponsored or contributed to any benefit plan subject to Title IV of ERISA or Section 412 of the Code, including but not limited to a money purchase pension plan, a multiple employer plan subject to Sections 4063 and 4064 of ERISA or a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and no event or fact exists which could give rise to any liability to the Seller or any ERISA Affiliate under Title IV of ERISA or Section 412 of the Code.
c.With respect to each Benefit Plan, Seller has made available to Purchaser correct and complete copies of (i) the plan and any related trust documents and insurance policies and all amendments to each of the foregoing, (ii) all summary plan descriptions and other material communications to employees, (iii) the most recent determination letter, if any, received from the IRS, and (iv) to the extent required to be filed, the most recent annual Report (Form 5500 Series) and accompanying schedules and audits and other information, as filed with the IRS. Each of the Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of all applicable laws and regulations. None of the Benefit Plans provides continuing welfare benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense), and the Seller and each ERISA Affiliate has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and the regulations thereunder.
5.18Tax Returns; Taxes. Seller has filed or will timely file all federal, state and local Tax Returns and Tax reports required by any Governmental Authority to be filed on or prior to the Closing Date, and all such Tax Returns were or will be true, correct and complete in all material respects. Seller has paid all Taxes due. Additionally, the reserves for Taxes reflected in the Latest Balance Sheets are adequate to cover all Liabilities for Taxes accrued as of the respective dates thereof. Except as set forth on Schedule 5.18, to Seller's Knowledge, there is no pending Tax examination or audit of, nor any action, suit, investigation or claim asserted or threatened against the Seller by any Governmental Authority, and to Seller's Knowledge, no such audit, action, suit, investigation or claim has been asserted or threatened against the Seller at any time during the past three years. Seller has received from any Taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such notice which has not been satisfied by payment or been withdrawn. Seller has not been granted any extension of the limitation period applicable to any Tax claims. There are no Tax liens for any Taxes which are presently due but unpaid upon any Assets. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.
5.19Affiliate Interests. Except as set forth on Schedule 5.19 hereto, Seller is not a party to any transaction with (a) Equityholder or any officer or director of the Seller or Equityholder, (b) any relative of any officer or director of the Seller or Equityholder, or (c) any Person that, directly or indirectly, is controlled by or under common control with the Seller or with any such officer, director or relative, including any Contract (i) providing for the furnishing of services by such Person, (ii) providing for the rental of real or personal property from or to such Person, (iii) providing for the guaranty of any obligation of such Person, (iv) requiring any payment to such Person which will continue beyond the Closing Date, or (v) establishing any right or interest of such Person in any of the Assets. Except as set forth on Schedule 5.19 hereto, neither the Equityholder nor any Person in which Equityholder or the Seller has any ownership interest has any Liability to the Seller.
5.20Warranties. Except as set forth on Schedule 5.20, (a) no claims in excess of $25,000 have been made or, to the Knowledge of Seller, threatened against Seller related to products sold or services performed by Seller subsequent to January 31, 2012, and (b) there are no pending, or to Seller's Knowledge, threatened recalls by Seller relating to products sold or services performed by Seller. Schedule 5.20 sets forth a summary description of any and all claims including, without limitation, claims for professional liability, errors and omissions, personal injury, property damage, contractual damages or any other damage or injury in excess of $250,000 asserted or, to the Knowledge of Seller, threatened against Seller or with respect to the Business at any time during the two‑year period prior to the date of this Agreement, which are alleged to have resulted from any act or omission of Seller in connection with the Business, together with a description of the status or disposition of such claims. Except as set forth on Schedule 5.20, Seller has not made any warranties included in Assumed Liabilities to any third party with respect to products sold or services performed by Seller.
5.21Broker's or Finder's Fee. Except as set forth on Schedule 5.21, neither the Seller nor Equityholder has employed, or are liable for the payment of any fee to, any finder, broker, consultant or similar Person in connection with the transactions contemplated under this Agreement for which Seller or Equityholder shall have any Liability. Neither the Seller nor Equityholder has employed, or are liable for the payment of any fee to, any finder, broker, consultant or similar Person in connection with the transactions contemplated under this Agreement for which Purchaser shall have any Liability.

5.22Certain Relationships. To Seller's Knowledge, except as set forth on Schedule 5.22, no Person having a material business relationship with Seller including but not limited to the Key Employee, intends or has threatened to materially change such relationship for any reason.
5.23Compliance With Laws. To Seller's Knowledge, Seller is in compliance with all Laws which may apply to the Seller or the conduct of the Business, and neither Seller nor Equityholder has received notice of violation or alleged violation of any such statute, ordinance, order, rule or regulation.

Article VI. Representations and Warranties of Purchaser
As an inducement to Seller and Equityholder to enter into this Agreement and to consummate the transactions contemplated hereunder, IPEG and Purchaser, jointly and severally, hereby represent and warrant to Seller and Equityholder, as of the date of this Agreement and the Closing Date, as follows:
6.1Organization, Qualification and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser (i) has the full company power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted, (ii) has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby, (iii) has duly authorized all necessary limited liability company action in connection with the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith, (iv) is not required to take any other action on its part or on the part of any other person or entity to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith, and (v) shall be bound by this Agreement, and all other agreements and documents executed in connection herewith, upon due execution and delivery thereof, and such documents shall be enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.
6.2Absence of Default. The execution and delivery of this Agreement and the performance by IPEG and Purchaser of their respective obligations hereunder (i) do not and will not conflict with or violate any provision of the articles of organization, or other charter documents of Purchaser, and (ii) do not and will not (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a Default under, (C) result in the creation of any Encumbrance upon the membership interests of Purchaser pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other third party pursuant to any Law, statute, rule or regulation or any Contract, agreement, instrument, order, judgment or decree to which IPEG or Purchaser is subject or by which any of its assets are bound.
6.3Broker's or Finder's Fee. Neither IPEG nor Purchaser has employed or is liable for the payment of any fee to any finder, broker, government official, consultant or similar person in connection with the transactions contemplated by this Agreement for which Seller or Equityholder shall have any Liability.
6.4As-Is Where-Is. Except for the representations and warranties of Seller and Equityholder contained in this Agreement, including Article V hereof, Purchaser is purchasing the Assets on an AS IS/WHERE IS/WITH ALL FAULTS basis. Neither Purchaser nor IPEG shall be entitled to indemnification under this Agreement with respect to a breach by Seller or Equityholder of any representations or warranties hereunder that Purchaser or IPEG had actual knowledge as of the date of this Agreement.

Article VII. Covenants of Parties
7.1Conduct of Business.
a.From the date hereof through the Closing Date, except as expressly contemplated by this Agreement or otherwise consented to by Purchaser in writing, Equityholder shall cause Seller to, and Seller shall:
i.conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and maintain working capital at current levels subject to normal fluctuation consistent with past experience;
ii.maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by ordinary course casualty and sales of inventory in the ordinary course of business;

iii.preserve and maintain all Proprietary Rights used in the Business substantially in accordance with current business practices;
iv.keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business;
v.perform all obligations under leases, agreements, contracts and instruments relating to or affecting the Business;
vi.maintain the books of account and records of the Business in the usual, regular and ordinary manner;
vii.comply with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the Business;
viii.not enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non‑officer employee compensation effected in the ordinary course of business;
ix.not create or permit to exist any Encumbrance on any of the assets of the Seller;
x.not enter into or modify any agreement for indebtedness or any Contract obligating Seller to purchase goods or services for a period of 90 days or more, or sell, lease, license or otherwise dispose of any asset of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than replacement assets, inventory and supplies to be used in the Business;
xi.not amend or agree to any renewal, extension, or modification of any collective bargaining agreement without the prior written consent of Purchaser;
xii.not take any action with respect to, or make any material change in its accounting or Tax policies or procedures, except as may be required by changes in GAAP upon the advice of its independent accountants;
xiii.not cancel or fail to renew any permits or licenses required for the conduct of the Business as presently conducted;
xiv.not make or revoke any Tax election except in the ordinary course of business, or settle or compromise any Tax liability, or amend any Tax Return;
xv.not issue any capital stock or securities convertible into capital stock; and
xvi.not authorize or enter into any commitment with respect to any of the foregoing.
To the extent that Equityholder or Seller request Purchaser to waive any of the foregoing conditions on or prior to the Closing Date and Purchaser consents to such a waiver, any liability resulting from Seller's actions shall constitute an Assumed Liability only to the extent expressly agreed to by Purchaser in such waiver.
7.2Access to Information.
a.Investigation by Purchaser. Prior to Closing, Equityholder and Seller will (i) give Purchaser and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to the Seller Property, all employees, offices, warehouses and other facilities and property of the Business and to its books and records, (ii) permit Purchaser and its authorized representatives to make such inspections thereof as Purchaser may reasonably require, and (iii) furnish Purchaser and its representatives and advisers with such financial and operating data and other information with respect to the Seller Property and the business and properties of the Business as Purchaser may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.
b.Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), IPEG and Purchaser will maintain the confidentiality of all information and materials obtained from Seller and Equityholder and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by Seller or Equityholder or is required by law, and, upon termination of this Agreement, IPEG, Purchaser and their representatives will return to Seller and Equityholder or destroy all materials obtained from Seller and Equityholder in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 7.2(b) will not apply to any information, documents or materials which are in the public domain other than by reason of a breach of this Section 7.2(b). The parties acknowledge that that certain letter agreement dated January 31, 2013 so far as it relates to “Confidentiality” and that certain Confidentiality Agreement dated as of November 12, 2012 remain in full force and effect.

7.3Efforts to Consummate Transaction. Except as otherwise set forth herein, the parties shall use their commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby, including such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third‑party approvals and consents required to be obtained by Seller, Equityholder, IPEG or Purchaser in connection with the consummation of the transactions contemplated by this Agreement.
7.4No Solicitation. Unless this Agreement shall have been terminated pursuant to Section 11.2, Equityholder shall not, and shall not permit the Seller to, directly or indirectly through any officer, director, partner, employee, agent, Affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Seller's officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Equityholder shall, and shall cause Seller to, notify Purchaser if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Purchaser of the contents thereof (and, if in written form, provide Purchaser with copies thereof).
7.5Noncompete/Non‑Solicitation.
a.Noncompete. Seller and Equityholder, jointly and severally, agree that during the Noncompete Period (as defined below), that they shall not, directly or indirectly, either for themselves, or for any other Person or any Affiliate participate in any business competitive with the Business anywhere in the world; provided, however, nothing contained herein shall prevent:
i.a shareholder of Equityholder from participation in any business competitive with the Business except through Equityholder or Equityholder's Affiliates, and
ii.For so long as Boe-Therm is owned by Equityholder or an Affiliate of Equityholder, ownership and operation of Boe‑Therm as currently conducted, provided, further, that in no event shall any new or additional products or services developed, manufactured, marketed or sold by Boe‑Therm following the Closing (“New Boe‑Therm Products”) compete with the Business in the United States; it being the intent of the parties that (A) the development, manufacture, sale or marketing of any such New Boe‑Therm Product in the United States shall be expressly subject to the restrictive covenant set forth above and (B) neither Boe-Therm nor any aspect of its business shall be subject to the restrictive covenant set forth above at such time as Boe-Therm or its business is no longer owned by Equityholder or an Affiliate of Equityholder.
b.Non‑Solicitation. During the Noncompete Period, none of the Seller or Equityholder shall, directly or indirectly, (i) induce or attempt to induce any employee of Purchaser or its Affiliates to leave the employ of Purchaser or its Affiliates or in any way interfere with the relationship between Purchaser or its Affiliates and any employee thereof, or (ii) induce or attempt to induce any customer or supplier of Purchaser or its Affiliates to cease doing business with Purchaser or its Affiliates or otherwise interfere with the relationship between Purchaser or its Affiliates and any customer or supplier thereof. Seller and Equityholder agree that this covenant is reasonable with respect to its duration, geographical area and scope. The parties acknowledge and agree that (i) Steve C. Buck will be employed by Equityholder or an Affiliate thereof following the Closing, and (ii) nothing in this Section 7.5 shall restrict the ability of Equityholder or any Affiliate thereof from offering employment to any party who independently contacts Equityholder or its Affiliate in response to a general solicitation or general advertisement with respect to such employment (e.g., a newspaper advertisement, internet posting or other publication of general circulation), provided that such solicitation or advertisement is not directed to or targeted at the employees of the Purchaser or its Affiliates.
c. Definitions.
i.The term “Noncompete Period” means the period commencing on the Closing Date and ending on the four (4th) anniversary thereof.
ii.The term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner or otherwise; provided that the term “participate” shall not include ownership of less than 2% of the stock of a publicly‑held corporation whose stock is traded on a national securities exchange or in the over‑the‑counter market.
d.Specific Performance. Each of Seller and Equityholder agree that Purchaser would suffer irreparable harm from a breach by any such Equityholder or Seller of any of the covenants or agreements contained in this Section 7.5. In the event of an alleged or threatened breach by the Seller or an Equityholder of any of the provisions of this Section 7.5, Purchaser or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. In the event of a breach of this Section 7.5, the Noncompete Period shall automatically be extended by the length of such breach for the Person committing such breach.
e.Scope, etc. If, at the time of enforcement of any of the provisions of this Section 7.5, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.
f.Affiliates. The terms of this Section 7.5 shall apply to Affiliates of the Seller and Equityholder, including without limitation Boe‑Therm, to the same extent as if such Affiliate were a party hereto, and Seller and the Equityholder shall take whatever actions may be necessary to cause any of its Affiliates to adhere to the provisions of this Section 7.5.
7.6Books and Records. Purchaser shall retain the books and records included in the Assets for at least five (5) years. After such time, Purchaser shall notify Seller and Equityholder of its intent to destroy any such books and records, and, if requested by Seller or Equityholder return such books and records to Seller or Equityholder as requested. Purchaser shall have the option of retaining copies of such material. Seller and Equityholder and their legal counsel, accountants and consultants, shall have the right to inspect and copy such books and records at their expense for the purpose of defending litigation or contesting any Tax claim or preparing any Tax Return.
7.7Tax Certificates. Within five (5) Business Days of Closing, Seller shall provide Purchaser with a certificate of tax clearance issued by the State of Delaware stating that no taxes, interest, or penalties are due from the Seller.
7.8Agreement to Change Name. Not more than one business day following the Closing Date, Seller shall take all actions as are necessary to change its registered and fictitious names to names not confusingly similar to “Thermal Care.” Seller shall make such filings as are necessary to notify its state of formation of such name change and to change its name in such jurisdiction, and shall take all actions as are necessary to notify and change its name to such name in all states in which it is qualified or otherwise doing business, and shall provide copies of all such notifications and filings to the Purchaser. Promptly following the Closing Date, Seller shall cease using any name, trademark, service mark, domain name, universal resource locator or other designation of source of goods or services that consists of, incorporates or is confusingly similar to “Thermal Care” except as otherwise consented to in writing by Purchaser.
7.9Employees.
a.As of the close of business on the Closing Date, Seller will terminate all employees engaged in the Business, other than Steve C. Buck (collectively, the “Hired Employees”).
b.As of the close of business on the Closing Date, Purchaser shall offer to employ or retain each Hired Employee on substantially the same or better terms as such Hired Employees are currently employed, including but not limited to salary, bonus, health benefits, seniority rights, accrued vacation, accrued sick leave and benefits. Seller shall be solely responsible for all Liabilities arising out of the employment of its employees, including, without limitation, the Hired Employees, on or prior to the Closing Date or arising out of or related to the actual or constructive termination of the Hired Employees, or any other employees, by Seller on or prior to the Closing Date, including Liabilities for salary, bonus, severance, accrued vacation, sick leave, COBRA obligations, “comp” or personal time, vehicle leases or any other perquisites (collectively, “Seller Employee Liabilities”); provided, however, Purchaser shall be responsible for the amount of those Seller Employee Liabilities specifically reflected in the Assumed Liabilities. All persons whom Purchaser hires pursuant to this subsection shall be deemed to have been terminated by Seller as of the Closing Date for all purposes, including for purposes of determining the amount of all Seller Employee Liabilities.
c.Purchaser agrees to, upon Closing, assume the labor contracts and inform the unions identified in Schedule 5.12 of Purchaser's assumption of the labor contracts identified on such schedule.
d.The parties hereto acknowledge and agree that the WARN Act shall not apply to the transactions contemplated by this Agreement.
7.10Notification of Certain Matters. Seller shall give notice to Purchaser as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non‑occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the institution of or the threat of institution of any Legal Proceeding against the Equityholder, Seller or their Affiliates related to this Agreement or the transactions contemplated hereby, or (d) any fact, change, condition, circumstance, event, occurrence or non‑occurrence that has caused or is known to have a Material Adverse Effect on either, with respect to Seller, the Assets or the Business, or, with respect to all parties, a party's ability to perform its obligations hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the Purchaser, or the representations or warranties of the Seller.
7.11[Intentionally Omitted]
7.12Consents to Assignment of Licenses and Permits and other Assumed Contracts. Prior to Closing, Seller shall use its commercially reasonable efforts to obtain and deliver to Purchaser all material third party approvals and consents to assign those Licenses and Permits and Assumed Contracts set forth on Schedule 8.1(c); provided, however, that Seller shall not be obligated to make any payments to any third parties as a condition to obtaining such consents.
7.13Services Agreement. As of the Closing Date, Purchaser and Equityholder shall enter into a Services Agreement, in the form attached hereto as Exhibit D (the “Services Agreement”).
7.14Lease. As of the Closing Date, Purchaser and 7720 Lehigh, L.L.C., shall enter into, a lease for a portion of the Seller Property in the form attached hereto as Exhibit E (the “Facilities Lease”).
7.15[Intentionally Omitted]
7.16Further Assurances. The parties hereto will from time to time do and perform such additional acts and deliver such additional documents and instruments as may be required by applicable Law or as may be reasonably requested by any party to establish, maintain or protect such party's rights and remedies or to effect the intents and purposes of this Agreement or the other documents executed in connection with the transaction contemplated herein.
7.17Consulting Services. Seller and Equityholder agree to make Steve C. Buck available for up to (i) 20 hours per week during normal business hours to the Purchaser, for one month immediately following the Closing Date and (ii) 10 hours per week during normal business hours to the Purchaser for the second month immediately following the Closing Date, to consult with Purchaser regarding Purchaser's Business, as requested by Purchaser.
7.18Proprietary Rights. Purchaser shall not, after the Effective Time, use any of the trade names of Equityholder or any of its Affiliates, including without limitation, “MFRI” and “Boe-Therm.”
7.19Recall Obligations. Notwithstanding anything to the contrary contained herein, including any Schedules hereto, the provisions of this Section shall apply to the component recall being undertaken by Danfoss Turbocor described on Schedule 5.20 (the “Recall”). The parties agree that (i) the amount of $27,000 shall be specifically reserved (in addition to all other reserves) on the Estimated Closing Statement and the Closing Balance Sheet with respect to such Recall (the “Turbocor Reserve”), and (ii) in the event that the aggregate costs (calculated at Purchaser's actual costs consistent with past practices, net of concessions provided to Danfoss Turbocor to Purchaser) incurred by Purchaser solely with respect to the Recall exceed the Turbocor Reserve (such excess referred to herein as the “Excess Costs”), then Purchaser and Seller shall split the first $40,000 of such Excess Costs as follows: (A) 75% - Seller, and (B) 25% - Purchaser, and the remaining Excess Costs, if any, shall be paid by Seller. Purchaser acknowledges and agrees that this Section 7.19 shall not affect Purchaser's assumption of Warranty Obligations pursuant to Section 2.3 with respect to products containing the circuit board subject to the Recall which are not directly related to the Recall.

Article VIII. Closing Conditions
8.1Obligation of Purchaser to Close. The obligation of Purchaser to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Purchaser:
a.Representations, Warranties and Covenants. The representations and warranties of Seller and Equityholder contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller and Equityholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller and/or Equityholder on or prior to the Closing Date.
b.No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.
c.Approvals. The approvals and consents set forth on Schedule 8.1(c)) have been obtained.
d.Secretary's Certificate. Each of Seller and Equityholder shall have delivered a certificate of its Secretary to the effect that the execution, delivery and consummation of this Agreement by such party and all other agreements and documents executed in connection herewith by such party has been duly authorized by all necessary corporate action on the part of Seller and Equityholder, together with certified board of director resolutions and shareholder resolutions of Seller authorizing the transactions contemplated hereby.
e.Evidence of Good Standing.
i.Good Standing Certificate and a certified copy of the Seller's Articles of Incorporation (as amended) issued no earlier than 30 days prior to the Closing Date by the Secretary of the State of Delaware.
ii.Good Standing Certificate and a certified copy of the Equityholder's Articles of Incorporation (as amended) issued no earlier than 30 days prior to the Closing Date by the Secretary of the State of Delaware.
f.Liens. Bank of America shall have delivered an executed “pay-off” letter in the form of Schedule 8.1(f).
g.Employment Agreement. The Key Employee shall have entered into an employment agreement with Purchaser in substantially the form attached as Exhibit C hereto.
h.Assignment of IP. Seller and Equityholder shall have executed and delivered the (1) Assignment of Intellectual Property in the form attached as Exhibit F-1 hereto with respect to the Proprietary Rights, and (2) Assignment of Trademark in the form attached hereto as Exhibit F-2.
i.Lease. 7720 Lehigh, LLC, shall have executed and delivered the Facilities Lease.
j.Services Agreement. Equityholder shall have executed and delivered the Services Agreement.
k.Escrow Agreement. Seller, Equityholder and Escrow Agent shall have executed and delivered the Escrow Agreement.
l.Deliveries. Seller shall have delivered the Bill of Sale in the form of Exhibit A hereto, the Assumption Agreement in the form of Exhibit G hereto.
8.2Obligation of Seller and Equityholder to Close. The obligation of Seller and Equityholder to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Seller and Equityholder:
a.Representations, Warranties and Covenants. The representations and warranties of IPEG and Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. IPEG and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.
b.No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.
c.Secretary's Certificate. Purchaser shall have delivered a certificate of its Secretary to the effect that the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Purchaser have been duly authorized by all necessary corporate action on the part of Purchaser.
d.Escrow Agreement. Purchaser and Escrow Agent shall have executed and delivered the Escrow Agreement.
e.Deliveries. Purchaser shall have executed and delivered the Assumption Agreement and the Facilities Lease.
f.Purchase Price. Purchaser shall have delivered the Purchase Price by wire transfer to accounts designated by Seller in writing in accordance with Section 4.1.

Article IX. Indemnification
9.1Indemnification.
a.By Seller and Equityholder. Seller and Equityholder shall, jointly and severally, indemnify and hold harmless Purchaser and its directors, officers, employees, Affiliates and agents (each, a “Purchaser Indemnitee”) at all times from and after the Closing against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by the Seller or Equityholder in this Agreement; (ii) any breach of the covenants and agreements made by the Seller or Equityholder in this Agreement; (iii) any Excluded Asset or Excluded Liability, including without limitation, the MS Aerospace Liabilities and the State Rubber Liabilities; and (iv) any unwaived failure by the Seller or Equityholder to obtain the appropriate consents from the applicable third parties to assign any of the Contracts, licenses and permits set forth on Schedule 8.1(c), provided that Seller and Equityholder shall have no obligations to indemnify or hold harmless a Purchaser Indemnitee with respect to (A) any liability caused by the breach by a Purchaser Indemnitee of an agreement by and between a Purchaser Indemnitee and Seller, Equityholder, or an Affiliate thereof, including without limitation a breach of the Services Agreement or the Facilities Lease, or (B) any liability or obligation of a Purchaser Indemnitee under or pursuant to an agreement between Seller, Equityholder, or an Affiliate thereof and such Purchaser Indemnitee, including without limitation liabilities and obligations of a Purchaser Indemnitee under or pursuant to the Services Agreement and the Facilities Lease.
b.By the Purchaser. Purchaser and IPEG shall, jointly and severally, indemnify and hold harmless Seller and Equityholder and each of their directors, officers, employees, Affiliates and agents (each, a “Seller Indemnitee”) at all times from and after the Closing against and in respect of Losses arising from or relating to: (i) any breach of any of the representations or warranties made by Purchaser or IPEG in this Agreement; (ii) any breach of the covenants and agreements made by Purchaser or IPEG in this Agreement; (iii) the Assumed Liabilities; and (iv) any liability, except the Excluded Liabilities, arising out of the ownership and operation of the Assets by Purchaser after the Closing Date, provided that Purchaser and IPEG shall have no obligations to indemnify or hold harmless a Seller Indemnitee with respect to (A) any liability caused by the breach by a Seller Indemnitee of an agreement by and between a Seller Indemnitee and Purchaser, including without limitation a breach of the Services Agreement or the Facilities Lease, or (B) any liability or obligation of a Seller Indemnitee under or pursuant to an agreement between Purchaser and such Seller Indemnitee, including without limitation liabilities and obligations of a Seller Indemnitee under or pursuant to the Services Agreement and the Facilities Lease.
9.2Limitations of Indemnity. Notwithstanding the foregoing, no amounts shall be payable by Seller or Equityholder under Section 9.1(a)(i) unless and until the aggregate amount otherwise payable by Seller and Equityholder in the absence of this clause exceeds $50,000, in which event all amounts shall then be due; provided further that, absent fraud or willful misconduct by Seller or Equityholder in connection with this Agreement, the aggregate liability of Seller and Equityholder under Sections 7.10 and 9.1(a)(i) shall not exceed $1,125,000 (the “Cap”); provided, however, that the Cap shall not apply whatsoever to breaches of those representations and warranties contained in Section 5.1 (Organization Qualification and Authority; Capitalization, but only with respect to the authority to enter into this Agreement and the transactions contemplated hereunder in Section 5.1(a) and (c)), Section 5.2 (No Violations, but only with respect to subsection 5.2(a)), Sections 5.9 (Environmental and Safety), 5.18 (Tax Returns; Taxes), 5.21 (Broker's or Finder's Fee), and 5.23 (Compliance with Law); provided further, for purposes of clarification, claims made by Purchaser pursuant to Article III hereof shall not be applied to, or otherwise taken into account with respect to, the Cap.
9.3Indemnification Procedures ‑ Third Party Claims.
a.The rights and obligations of a party claiming a right of indemnification under Section 9.1 hereof (each an “Indemnitee”) from a party to this Agreement (each an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 9.3:
i.The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor's ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.
ii.In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days of receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential Liability in connection with any such claim (including any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the

Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30 day period. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor's financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor in which case the costs and expenses incurred by the Indemnitee shall be borne by the Indemnitor.
iii.The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre‑trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt to not be disruptive of, the business and day‑to‑day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.
b.The Indemnitor shall not make or enter into any settlement of any claim, action, suit or proceeding which Indemnitor has undertaken to defend, without the Indemnitee's prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of the Indemnitee to contribute to any portion of the payment for any of the Losses, the Indemnitee receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to the Indemnitee), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against the Indemnitee and, in the reasonable judgment of the Indemnitee, the relief granted in connection therewith is not likely to have a Material Adverse Effect on the Indemnitee or the Indemnitee's reputation or prospects.
c.Any claim for indemnification that may be made under more than one subsection under Section 9.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.
9.4Indemnification Procedures‑Other Claims; Indemnification Generally.
a.An Indemnitee who desires to make a claim for indemnification for any matter not relating to a Third Party Claim shall first give notice of such claim pursuant to the Escrow Agreement, and to the extent funds are no longer held pursuant to the Escrow Agreement (or are otherwise then currently subject to a Notice of Claim), shall give a Notice of Claim (in accordance with Section 9.3(a)(i)) to the Indemnitor. If the matter to which such claim relates shall not have been resolved as of the date of the Notice of Claim, the Indemnitee shall estimate the amount of the claim in the Notice of Claim, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnitee gives a Notice of Claim for an Unliquidated Claim, the Indemnitee shall also give a second Notice of Claim (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Notice of Claim is given shall respond to any Indemnitee that has given a Notice of Claim (a “Claim Response”) within 90 days (the “Response Period”) after the later of (i) the date that the Notice of Claim is given or (ii) if a Notice of Claim is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.
b.If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within five days following written demand by the Indemnified Party.
9.5Survival; Effect of Investigation or Knowledge. The representations, warranties and indemnification obligations hereunder shall survive the Closing; provided, however, that an Indemnitor shall be liable under this Article IX with respect to a breach by such Indemnitor of any representation or warranty in Articles V or VI, as applicable, only if such Indemnitor receives a Notice of Claim with respect to such breach on or before the eighteenth (18th) month anniversary of the Closing Date, unless such claim is with respect to those specific representations set forth in Section 9.2, and in such case, such claim, and Purchaser's right to indemnification, shall survive for the applicable statute of limitations. Any claim by Purchaser for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Purchaser, nor shall such a claim be adversely affected by the knowledge of Purchaser (actual or constructive) at any time on or before the Closing Date of any breach of the type specified in the first sentence of Section 9.1(a)(i) or of any state of facts that may give rise to such a breach.
9.6Amount of Losses. The amount of Losses for which indemnification is available under this Article IX shall be determined after giving effect to any Tax benefits or insurance recoveries that are available to any Indemnitee with respect to all or a portion of such Losses (provided that no offset or deduction shall be made if the Indemnitee fails to realize such benefits or recoveries after having taken commercially reasonable efforts to do so).
Article X. Tax Matters
10.1Tax Indemnities.
a.Seller and Equityholder shall, jointly and severally, indemnify and hold harmless Purchaser for the payment of any Taxes that may be imposed with respect to the Assets, Seller Property, or the Business for any period on or prior to the Closing Date, including any taxes described in Section 10.3.
b.Purchaser shall indemnify and hold harmless Seller and Equityholder for the payment of any Taxes that may be imposed with respect to the Assets or the Business for any period after the Closing Date, except for any Taxes described in Section 10.3.
c.The rights and obligations of a party claiming a right of indemnification under Article X hereof shall be governed by the procedures set forth in Sections 9.3 and 9.4 hereof.
10.2Filing of Returns.
a.Seller Tax Return Preparation. Seller shall prepare, or cause to be prepared, and file, or cause to be filed, any sales, use, property and similar non‑income/franchise Tax Returns with respect to the Business or the Assets for periods ending on or before the Closing Date and which have not been filed as of the Closing Date, and Seller or Equityholder shall pay or cause to be paid the Taxes shown to be due on any such Tax Return. Purchaser shall reasonably cooperate with Seller and Equityholder in the preparation of any said Tax Return.
b.Purchaser Tax Return Preparation. Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, any Tax Returns for periods ending after the Closing Date with respect to the Purchaser, the Business or the Assets.
10.3Transfer Taxes. Seller shall pay all sales, use, transfer and other similar Taxes, if any, arising out of or in connection with the transactions effected pursuant to this Agreement.

Article XI. Miscellaneous
11.1Exclusive Remedy. Subject to Section 11.2, and the Escrow Agreement, the indemnification rights and obligations set forth in Article IX and Article X are the exclusive remedies of IPEG, Purchaser, Equityholder and Seller arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud or intentional breach of this Agreement), provided that this Section shall not apply to the rights and remedies of Purchaser for a breach of Section 7.5 hereunder; and provided further that Purchaser may offset any and all Losses claimed by Purchaser under Article III against the Escrow Amount.
11.2Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (a) by mutual written consent of Purchaser, Equityholder and Seller; (b) by Purchaser, Equityholder or Seller if for any reason the Closing shall not have occurred on or before the Effective Time (or such other date as may be mutually agreed by the parties); or (c) by Purchaser, Equityholder or Seller in the event that a condition to the terminating party's obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction; provided, however, that no party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such party's willful breach of this Agreement. If this Agreement is terminated in accordance with this Section 11.2, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except that any indemnification obligation of a party hereto shall survive termination of this Agreement.
11.3Publicity. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Equityholder and Purchaser, except as required by law.
11.4Entire Agreement. This Agreement and the exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in any schedules or exhibits delivered pursuant hereto (which schedules and exhibits are incorporated by reference) constitute all the representations, warranties, covenants and agreements of the parties hereto and upon which the parties have relied, and except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.
11.5Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if made in writing and (a) hand delivered, (b) sent by a nationally recognized overnight courier or (c) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

If to Purchaser or IPEG: c/o IPEG Acquisition Co. 200 West Kensinger Drive Cranberry Township, PA 16066 Attention: Chairman Telecopy No. 724.584.5230
with a copy to: Thorp Reed & Armstrong, LLP 301 Grant Street, 14th Floor Pittsburgh, PA 15219 Attention: Jarrod J. Duffy, Esq. Telecopy No. 412.394.2555
If to Seller and Equityholder: c/o MFRI, Inc. 7720 North Lehigh Avenue Niles, IL 60714‑3491 Attention: President Telecopy No. 847.966.8563
with a copy to: DLA Piper LLP (US) 203 North LaSalle Street Suite 1900 Chicago, Illinois 60601‑1293 Attention: Gregory W. Hayes, Esq. Telecopy No. 312.236.7516
or at such other address as any party may specify by notice given to the other party in accordance with this Section. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service.
11.6Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.
11.7Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart.
11.8Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Should any clause, section or part of this Agreement be held or declared to be void or illegal for any reason, all other clauses, sections or parts of this Agreement shall nevertheless continue in full force and effect. The parties hereto agree that any suit or proceeding arising out of this Agreement shall be brought only in the Federal and State courts located in Wilmington, Delaware, provided, however, that no party waives its right to request removal of such action or proceeding from the state court to a federal court. Each party hereto consents to the personal jurisdiction of such courts and agrees that service of process in any such suit or proceeding such be sufficiently accomplished if accomplished in accordance with the notice provisions set forth in the Agreement.
11.9Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. Neither this Agreement nor any rights or obligations hereunder shall be assignable by any party; provided, however, that Purchaser may assign its rights (a) as security to any lender providing financing to Purchaser, and/or its Affiliates, (b) to an Affiliate of Purchaser, and (c) in connection with a sale of all or substantially all of the business of Purchaser and/or its Affiliates.
11.10Expenses. Except as provided in this Agreement, including Article IV and Article IX, each of IPEG, Purchaser, Seller and Equityholder shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents, representatives, counsel and accountants.
11.11No Third‑Party Beneficiaries. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in favor of any party who has not signed this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER: Thermal Care, Inc. By: s/s Stephen C. Buck Name: Stephen C. Buck Title: President
EQUITYHOLDER: MFRI, Inc. By: s/s Brad Mautner Name: Brad Mautner Title: President
PURCHASER: IPEG Acquisition Co. By: s/s Christopher S. Keller Name: Christopher S. Keller Title: Chairman
IPEG, Inc.By: s/s Christopher S. Keller Name: Christopher S. Keller Title: Chairman